EXHIBIT 99.1

KORU Medical Systems Announces Successful Appeal in EU Notified Body Review

MAHWAH, NJ – April 11, 2024 – KORU Medical Systems, Inc. (NASDAQ: KRMD) (“KORU Medical” or the “Company”), a leading medical technology company focused on development, manufacturing, and commercialization of innovative and patient-centric large volume subcutaneous infusion solutions, today announced a successful appeal related to an ongoing audit by its notified body in the EU, The British Standards Institute (BSI).

The Company’s appeal of an assessment report from BSI regarding a recommendation against continued certification in connection with prior audit nonconformance, was upheld. As a result, the Company will proceed through the routine BSI assessment process without suspension or interruption of the Company’s sale of products in the EU.

“We are pleased by our successful appeal to BSI’s assessment report. Our team’s swift response and positive interaction with BSI, resulted in no interruption of sales of KORU Medical’s products to the market and our patients,” said Linda Tharby, KORU Medical’s President and CEO. “Our products remain certified, marketed and sold in the EU, and we are excited by the continued expansion of our international business.”

About KORU Medical Systems

KORU Medical Systems develops, manufactures, and commercializes innovative and patient-centric large volume subcutaneous infusion solutions that improve quality of life for patients around the world. The FREEDOM Syringe Infusion System (the “Freedom System”) currently includes the FREEDOM60® and FreedomEdge® Syringe Infusion Drivers, Precision Flow Rate Tubing™ and HIgH-Flo Subcutaneous Safety Needle Sets™. These devices are used for infusions administered in the home and alternate care settings. For more information, please visit www.korumedical.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including but not limited to sales expansion into new regions.  Actual results may differ materially from these statements due to potential risks and uncertainties such as those risks and uncertainties included under the captions "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2023 which is on file with the SEC and available on our website at www.korumedical.com/investors and on the SEC website at www.sec.gov. All information provided in this release and in the attachments is as of April 11, 2024. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Investor Contact:

Louisa Smith

investor@korumedical.com